UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 1, 2006
Crowley Maritime Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-49717 (Commission File Number)	94-3148464 (IRS Employer Identification No.)

155 Grand Avenue, Oakland, California (Address of principal executive offices)	94612 (Zip Code)
(510) 251-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On September 1, 2006, a subsidiary of Crowley Maritime Corporation (the “Company”), Vessel Management Services, Inc. (“VMS”), entered into a contract with V.T. Halter Marine Inc. (“Halter”) for the construction of four articulated tug-barge units at a contract price of $47.1 million each. Including the cost of owner-furnished equipment, the aggregate cost of constructing the four vessels is expected to be approximately $236 million. The units will be constructed at Halter’s shipyards in Mississippi. Each of the units will be capable of carrying 185,000 barrels of petroleum or chemical product and they are expected to be delivered in six-month intervals between the first half of 2009 and the end of 2010. The contract permits the Company to pay the cumulative contract price for all four vessels over a period of 46 months based upon the completion of critical portions of each vessel by Halter as of certain established dates. Upon completion, the Company intends to deploy these units in the United States coastwise petroleum and chemical products trade.
ITEM 7.01. REGULATION FD DISCLOSURE.
On September 6, 2006, the Company issued a press release announcing the contract described in Item 1.01 of this report. A copy of the Company’s press release announcing this contract and certain other related information is attached as Exhibit 99.1 hereto and is incorporated by reference into this Item 7.01. The information in this Item 7.01 and the Exhibit attached hereto is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits.
99.1 Press Release, dated September 6, 2006
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWLEY MARITIME CORPORATION
Dated: September 7, 2006	/s/ John C. Calvin
John C. Calvin
Senior Vice President and Controller

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	Press Release issued September 6, 2006 by Crowley Maritime Corporation